EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-81214) pertaining to the Employee Stock Ownership Plan and Trust of The Leather Factory, Inc. and the Registration Statement (Form S-8 No. 333-07147) pertaining to the 1995 Stock Option Plan of The Leather Factory, Inc. of our report dated February 11, 2005, with respect to the consolidated financial statements of The Leather Factory, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Weaver & Tidwell LLP

WEAVER & TIDWELL LLP

Fort Worth, Texas
March 28, 2005